Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

     Amendment dated as of April 3, 2005, to the Rights Agreement, dated as of September 12, 1997, as amended to date (the “Rights Agreement”), between Mission Resources Corporation, a Delaware corporation formerly known as Bellwether Exploration Company (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”), as amended to date.

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger dated as of April 3, 2005 (the “Merger Agreement”), by and among Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”), Petrohawk Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Petrohawk (“Petrohawk Subsidiary”), and the Company, providing for, among other things, the merger of the Company with and into Petrohawk Subsidiary (the “Merger”), with Petrohawk Subsidiary being the surviving corporation;

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Company proposes to enter into Voting Agreements (as defined in the Merger Agreement) with PetroHawk, Petrohawk Subsidiary and each of Harbert Distressed Investment Master Fund, Ltd., an exempt company organized in the Cayman Islands, Stellar Funding Ltd., a Cayman Islands company, Guggenheim Capital, LLC, a Delaware limited liability company, providing for, among other things, the agreement by the parties to support the Merger upon the terms and conditions set forth therein; and

     WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and the Voting Agreements and consummate the transactions contemplated thereby, including, but not limited to the Merger, without causing Petrohawk, Petrohawk Subsidiary or any of their respective affiliates or associates to become an “Acquiring Person” (as defined in the Rights Agreement), and to provide that the Expiration Date shall occur immediately prior to the Effective Time (as defined in the Merger Agreement).

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

     Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

     (a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither of Petrohawk, Petrohawk Subsidiary, Harbert Distressed Investment Master Fund, Ltd., an exempt company organized in the Cayman Islands, Stellar Funding Ltd., a Cayman Islands company, Guggenheim Capital, LLC, a Delaware limited liability company, or any Affiliate or Associate of any of them shall be deemed to be an Acquiring Person, either individually, collectively or in any combination of any of them, solely by virtue of (i) the execution and delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, or the Voting Agreements (as defined in the Merger Agreement), (ii) the commencement or, prior to the termination of the Merger Agreement or the Voting Agreements, the consummation of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, in accordance with the provisions of the Merger Agreement or the Voting Agreements, including the Merger (as defined in the Merger Agreement), (iii) the announcement of the Merger Agreement or the Voting Agreements or (iv) becoming the Beneficial Owner of shares of Common Stock pursuant to the Merger Agreement or the Voting Agreements, or otherwise as a result of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, including, without limitation, the Merger.”

     (b) The definition of “Distribution Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, or the Voting Agreements (as defined in the Merger Agreement), (ii) the commencement or, prior to the termination of the Merger Agreement or the Voting Agreements, the consummation of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, in accordance with the provisions of the Merger Agreement or the Voting Agreements, including the Merger (as defined in the Merger Agreement), (iii) the announcement of the Merger Agreement or the Voting Agreements or (iv) becoming the Beneficial Owner of shares of Common Stock pursuant to the Merger Agreement or the Voting Agreements, or otherwise as a result of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, including, without limitation, the Merger.”

     (c) The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, or the Voting Agreements (as defined in the Merger Agreement), (ii) the commencement or, prior to the termination of the Merger Agreement or the Voting Agreements, the consummation of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, in accordance with the provisions of the Merger Agreement or the Voting Agreements, including the Merger (as defined in the Merger Agreement), (iii) the announcement of the Merger Agreement or the Voting Agreements or (iv) becoming the Beneficial Owner of shares of Common Stock pursuant to the Merger Agreement or the Voting Agreements, or otherwise as a result of any of the transactions contemplated by the Merger Agreement or the Voting Agreements, including, without limitation, the Merger.”
(d) The following definitions shall be added to Section 1 of the Rights Agreement:

“‘Petrohawk’ shall mean Petrohawk Energy Corporation, a Delaware corporation.”

“‘Petrohawk Subsidiary’ shall mean Petrohawk Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Petrohawk.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger dated as of April 3, 2005, by and among Petrohawk, Petrohawk Subsidiary and the Company.”

(e) Section 7(a) of the Rights Agreement is amended and restated to read as follows:

“(a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with the aggregate Purchase Price with respect to the total number of one-hundredths of a share of Preferred Stock (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 24 hereof, (iii) the time at which the Board of Directors of the Company orders the exchange of Rights pursuant to paragraph (a) of Section 23 or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) and (iv) is herein referred to as the “Expiration Date”). Subject to adjustment as provided herein, each Right shall initially be exercisable for one one-hundredth of a share of Preferred Stock.”

Section 3. Miscellaneous.

     (a) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended to date and as amended hereby.

     (b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

     (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		MISSION RESOURCES CORPORATION

By:	/s/ Richard W. Piacenti	By:	/s/ Robert L. Cavnar

Name:	Richard W. Piacenti	Name:	Robert L. Cavnar

Title:	Executive VP and CFO	Title:	Chairman, President and CEO

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Paula Caroppoli	By:	/s/ Herbert J. Lemmer

Name:	Paula Caroppoli	Name:	Herbert J. Lemmer

Title:	Vice President	Title:	Vice President

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